Exhibit 107

CALCULATION OF FILING FEE TABLES

Table 1 – Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$57,097,500	(1)(2)	0.00011020	$6,292.15	(3)
Fees Previously Paid	$—			$—
Total Transaction Valuation	$57,097,500
Total Fees Due for Filing				$6,292.15
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$6,292.15

(1)	In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the maximum number of securities of Dune Acquisition Corporation (the “Company”) to which this transaction applies is estimated, as of June 5, 2023, to be 5,750,000 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), which consists of the maximum number of shares of Class A Common Stock issuable upon the exchange of limited liability company equity interests of Global Hydrogen Energy LLC, together with an equal number of shares of the Company’s Class B voting non-economic common stock, par value $0.0001 per share, estimated to be issued or issuable in connection with the business combination described in the accompanying proxy statement.

(2)	In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated based on the product of (i) 5,750,000 shares of Class A Common Stock and (ii) $9.93, the average of the high and low trading prices of the Class A Common Stock on June 2, 2023 (within five business days prior to the date of the accompanying proxy statement).

(3)	In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction in note (2) above by 0.00011020.